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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Kelley Oil & Gas Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                 $2.625 Convertible Exchangeable Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    487906208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the here if a fee is being paid with this statement: (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).














                                PAGE 1 OF 7 PAGES

---------------------                                      ---------------------
CUSIP No.   487906208                   13G                Page  2  of  7  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
--------------------------------------------------------------------------------










                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 7 PAGES

---------------------                                      ---------------------
CUSIP No.   487906208                   13G                Page  3  of  7  Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------










                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 7 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)      Name of Issuer:
                    Kelley Oil & Gas Corp.

     Item 1(b)      Address of Issuer's Principal Executive Offices:
                    601 Jefferson, Suite 1100
                    Houston, TX 77002

     Item 2(a)      Name of Person Filing:
                    John Hancock Mutual Life Insurance Company ("JHMLICO"),  and
                    JHMLICO's    wholly   owned    subsidiary,    John   Hancock
                    Subsidiaries, Inc. ("JHSI").

     Item 2(b)      Address of the Principal Offices:
                    The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117.

     Item 2(c)      Citizenship:
                    JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware.

     Item 2(d)      Title of Class of Securities:
                    $2.625 Convertible Exchangeable Preferred Stock

     Item 2(e)      CUSIP Number:
                    487906208

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    JHMLICO:  (a) (X)   Broker or Dealer registered under ss.15
                                        of the Act.

                              (c) (X)   Insurance Company as defined in
                                        ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                    JHSI:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).









                                PAGE 4 OF 7 PAGES

     Item 4         Ownership:

                    (a)    None

                    (b)    Percent of Class:   0.0%

                    (c)    (i)     sole power to vote or to direct the vote:
                                   -0-

                           (ii)    shared power to vote or to direct the vote:
                                   -0-

                           (iii) sole power to dispose or to direct the disposition of: -0-

                           (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5         Ownership of Five Percent or Less of a Class:
                    With this filing, the Reporting Persons state that they own no shares of the class.

     Item 6         Ownership of More than Five Percent on Behalf of Another
                    Person:
                    Not applicable.

     Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    Not applicable.

     Item 8         Identification and Classification of Members of the Group:
                    Not applicable.

     Item 9         Notice of Dissolution of a Group:
                    Not applicable.

     Item 10        Certification:
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.























                                PAGE 5 OF 7 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: March 24, 1997                 Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: March 24, 1997                 Title:   Senior Vice President & Treasurer




















































                                PAGE 6 OF 7 PAGES

                                                                       EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, and John Hancock Subsidiaries, Inc. hereby agree that the Terminating Schedule 13G Amendment No. 1, to which this Agreement is attached, relating to the $2.625 Convertible Exchangeable Preferred Stock, is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: March 24, 1997                 Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: March 24, 1997                 Title:   Treasurer


















































                                PAGE 7 OF 7 PAGES